Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
February 11, 2009	Erin Emlock	Patrick Flanigan
	(617) 768-6923	(617) 768-6563

Strong Fourth Quarter for Genzyme Concludes Productive Year

Non-GAAP EPS Reaches $1.04 in Fourth Quarter and $4.00 for 2008

Company Provides Confident Outlook for 2009

CAMBRIDGE, Mass. — Genzyme Corp. (NASDAQ: GENZ) today announced solid fourth-quarter revenue and earnings growth and provided guidance for 2009 that underscored its positive outlook for the year.

GAAP net income rose to $86.7 million, or $0.31 per diluted share, compared with $78.9 million, or $0.29 per diluted share, in the prior fourth quarter.  Non-GAAP net income increased 16 percent to $288.5 million compared with $249.2 million in the fourth quarter of 2007.  Non-GAAP earnings rose 14 percent to $1.04 per diluted share from $0.91 per diluted share in the same period in 2007.

GAAP figures for the quarter include a non refundable upfront fee to Osiris Therapeutics Inc. for a late-stage product candidate, amortization and stock compensation expenses, and a charge to write off overhead and material associated with incomplete process validation runs at the company’s Belgium manufacturing facility.

“We had an excellent year last year and exceeded our earnings expectations despite the economic environment and the challenges we faced with Myozyme,” said Henri A. Termeer, Genzyme chairman and chief executive officer.  “We delivered on our financial objectives but did not ignore our future.  We continued to expand and invest in our pipeline and now have seven exciting late-stage programs with the potential to sustain our growth over the long term.  Genzyme is stronger today than it was a year ago, and we feel confident about our future.”

As previously announced, fourth-quarter revenue rose 13 percent to $1.17 billion, reflecting an approximate $39 million negative impact of foreign exchange, compared with $1.04 billion in the same period in 2007.

Individual product sales for the fourth quarter and the year, along with expectations for the longer-term growth of Genzyme’s business segments, were detailed in a January 13, 2009, press release coinciding with the company’s presentation at the JPMorgan Healthcare Conference.

2008 Results

Total revenue in 2008 increased 21 percent to $4.6 billion from $3.8 billion in 2007.  GAAP net income was $421.1 million, or $1.50 per diluted share, compared with $480.2 million, or $1.74 per diluted share, in 2007.  Non-GAAP net income increased 18 percent to $1.1 billion, compared with $939.9 million in 2007.  Non-GAAP earnings increased 15 percent to $4.00 per diluted share from $3.47 in 2007.

Genzyme generated approximately $1.5 billion in cash predominantly from operations in 2008 and utilized this cash flow to substantially eliminate all debt, invest in its global infrastructure, repurchase shares, and complete strategic transactions that significantly strengthened its late-stage pipeline.

Financial Guidance for 2009

Earnings

•                  Genzyme is on-track to achieve its goal of 20 percent compound average non-GAAP earnings growth from 2006 — 2011.  Non-GAAP earnings are projected to rise to approximately $7.00 per diluted share by 2011.

•                  Non-GAAP earnings in 2009 are expected to increase to $4.70 per diluted share.  GAAP earnings, which include amortization and stock compensation expenses, are expected to reach $3.50 per diluted share.

•                  Non-GAAP earnings in the first quarter of 2009 are expected to be similar to earnings for the fourth quarter of 2008.  Genzyme anticipates that its non-GAAP earnings will accelerate starting in the second quarter, as two key regulatory approvals for Myozyme® (alglucosidase alfa) are secured: E.U. approval of Myozyme produced at the 4000 L scale, which will help provide the capacity to meet the strong global demand for the product; and U.S. approval of Myozyme produced at the 2000 L scale, which will be called Lumizyme™ (alglucosidase alfa), giving the company the ability to promote the Pompe disease therapy produced at this scale in the U.S. market.  Mozobil™ (plerixafor injection), which was launched last month, will also help drive earnings growth.

Revenue

•                  Revenue is expected to reach $5.2 — $5.4 billion in 2009.  This reflects an approximate $150 million unfavorable impact of foreign exchange.  Genzyme anticipates strong volume growth in all five of its business segments:

Total revenue for the Genetic Disease segment is expected to reach $2.47 — $2.53 billion this year, compared with $2.23 billion in 2008.

•                  Within this segment, Myozyme revenue is expected to increase to $430 — $440 million, compared with $296 million in 2008.  The company anticipates FDA action by February 28 on its filing for U.S. approval of Lumizyme.  European Commission approval of Myozyme produced at the 4000 L scale would be expected in April under the standard review procedure.  Genzyme has requested expedited review of its application.

•                  Revenue for Fabrazyme® (agalsidase beta), an important growth driver that is performing well in a competitive marketplace, is expected to rise to $560 — $570 million in 2009 from $494 million last year.

•                  Cerezyme® (imiglucerase for injection) revenue is expected to reach $1.25 — $1.28 billion, compared with $1.24 billion in 2008, reflecting its mature status and the impact of foreign exchange.

The Cardiometabolic and Renal segment’s total revenue is expected to increase to $1.04 — $1.07 billion this year, compared with $956 million in 2008.

•                  Within this segment, Genzyme’s sevelamer therapies, Renvela® (sevelamer carbonate) and Renagel® (sevelamer hydrochloride), are expected to produce revenues of $725 — $735 million in 2009, compared with $678 million last year.  Anticipated key drivers include E.U. approval of Renvela and the expansion of the product’s U.S. indication to include the treatment of patients with chronic kidney disease who are not on dialysis, both of which are expected in mid-2009.  Genzyme is working to transition all remaining U.S. Renagel patients to Renvela, with the goal of completing the transition by September 30, 2009.

Total revenue for the Biosurgery segment is expected to reach $540 — $570 million this year, compared with $491 million in 2008.

•                  FDA approval for Synvisc-One™ is expected soon, and the product is expected to be a significant growth driver for the franchise over the longer term.

The Hematologic Oncology segment’s total revenue is expected to rise to $185 — $210 million this year, compared with $117 million in 2008.

•                  Within this segment, Mozobil revenue in 2009 is expected to reach $40 — $50 million.  The launch of this treatment is going well, with broad adoption by transplant centers.  Mozobil was approved in the United States in December, and E.U. approval is expected in the second half of 2009.  Genzyme expects that the product will become an integral part of the treatment regimen for stem-cell transplantation because of the clinical and economic benefits it offers to patients, physicians and transplant centers.

Other revenue is expected to reach $1.02 — $1.08 billion in 2009, compared with $814 million in 2008.

•                  This segment includes revenue from the company’s Genetics, Diagnostics, Transplant and Pharmaceuticals businesses, and other product revenue.

Gross Margin

•                  The non-GAAP gross margin for 2009 is expected to be approximately 75 percent of revenues, compared with 76 percent in 2008.  The gross margin reflects underutilized capacity at the two plants where larger scale production of Myozyme is starting to come online.  It also reflects changes in product mix.

Expenses

•                  Non-GAAP selling, general and administrative expenses are expected to represent approximately 26 percent of revenue in 2009, lower than SG&A expenses of 27 percent of revenue in 2008.  SG&A spending this year will reflect several major product launches, including Mozobil in the United States and Europe and Synvisc-One™, Lumizyme, and Clolar® (clofarabine) for adult AML in the United States.

•                  Non-GAAP research and development spending is expected to represent approximately 16 percent of revenue in 2009, consistent as a percentage of revenue with R&D spending in 2008.  Genzyme continues to make a significant investment in its pipeline to sustain its future growth.  The company is currently conducting approximately 100 clinical trials.

Tax Rate

•                  Genzyme’s non-GAAP tax rate this year is expected to be approximately 29 percent.  The GAAP tax rate is expected to be 30 percent.

Capital Expenditures

•                  Capital expenditures are expected to total $600 — $650 million this year.  Genzyme continues to make a significant investment in manufacturing capacity to support the growth of existing products and prepare for the launch of products in late-stage development.  Construction is underway on two new manufacturing facilities: one for Thymoglobulin® (anti-thymocyte globulin, rabbit) in France, and one for cell culture production in Framingham, Mass.

Development Programs

Genzyme’s R&D pipeline includes seven major late-stage programs with the potential to sustain the company’s growth beyond 2011:

Clolar for adult AML

Genzyme has filed for FDA approval of Clolar as a first-line therapy for adult acute myeloid leukemia.  If this application receives priority review, Clolar could be approved for this indication in the first half of 2009.  An E.U. filing is anticipated in the second half of 2009, with approval expected in the first half of 2010.  Clolar is currently approved in the United States and Europe for the treatment of acute lymphoblastic leukemia in relapsed and refractory pediatric patients.

Alemtuzumab for multiple sclerosis

Genzyme continues to enroll patients in two phase 3 trials of alemtuzumab, which has the potential to become a new standard of care in the treatment of multiple sclerosis. Enrollment in the study involving previously untreated patients is expected to conclude by mid year, and enrollment in the study involving treatment-experienced patients is expected to conclude in the first half of next year.  The design of the latter study has been modified to eliminate its high-dose arm based on final phase 2 data showing that both the high and low doses of alemtuzumab were efficacious when compared to interferon beta-1a.  Results for the treatment naïve study are expected in 2011, and Genzyme anticipates approval of alemtuzumab in 2012.

Mipomersen for high-risk hypercholesterolemia

Genzyme and Isis Pharmaceuticals Inc. formed a collaboration in 2008 to develop and commercialize the novel lipid-lowering drug mipomersen for patients with high cholesterol who are at high risk of cardiovascular disease.  The companies have begun three late-stage studies of mipomersen during the past year, and a fourth is currently screening patients.  The companies have also completed enrollment in a phase 3 trial involving patients with homozygous familial hypercholesterolemia.  Top-line data are expected in mid-2009.  The submission of a U.S. marketing application for this indication is anticipated during the second half of 2010, and the first approval is expected in 2011.  An outcome study is expected to begin by mid-2010.

Prochymal™ for graft vs. host disease and Crohn’s disease

Genzyme and Osiris Therapeutics Inc. formed a collaboration last year to develop and commercialize the adult stem cell treatment Prochymal.  Data from phase 3 studies of Prochymal in graft vs. host disease (GvHD) and Crohn’s disease are expected in 2009, and Osiris also expects to seek FDA approval for the GvHD indication this year.

GENZ-112638 for Gaucher disease

Genzyme is preparing to initiate two phase 3 studies of Genz-112638, a potential oral therapy for Gaucher disease, following the positive outcome of a recent meeting with the FDA to discuss study design.  Patient enrollment is expected to begin during the first half of the year.  Final results from the open-label phase 2 study will be presented February 20 at the Lysosomal Disease Network’s WORLD Symposium.

Ataluren for Duchenne muscular dystrophy

Genzyme and PTC Therapeutics Inc. formed a collaboration in 2008 to develop and commercialize ataluren (formerly known as PTC124), a novel oral therapy for the treatment of genetic disorders due to nonsense mutations, which is potentially applicable to hundreds of diseases.  A pivotal phase 2b trial of ataluren in Duchenne muscular dystrophy (DMD) is fully enrolled and results are expected next year.  A trial in cystic fibrosis (CF) is expected to begin during the first half of this year.

Other Key Programs

Genzyme expects to begin a pivotal trial of an advanced phosphate binder (APB) this year.  The APB is designed to more effectively bind phosphate for a substantial improvement in potency over existing therapies while maintaining all the benefits of sevelamer.  The company anticipates that the APB will be approved by the time the core patent estate for sevelamer expires in 2014.

During the first half of 2010, Genzyme expects to file an IND for a potential second-generation enzyme replacement therapy for Pompe disease that in preclinical studies to date has demonstrated a five-fold greater substrate clearance vs. alglucosidase alfa.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases.  Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 11,000 employees in locations spanning the globe and 2008 revenues of $4.6 billion.  In 2007, Genzyme was chosen to receive the National Medal of Technology, the highest honor awarded by the President of the United States for technological innovation.

With many established products and services helping patients in approximately 100 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences.  The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune disease, and diagnostic testing.  Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.

This press release contains forward-looking statements regarding Genzyme financial outlook and business plans and strategies, including without limitation: its anticipated compound average earnings growth rate from 2006-2011; its Q1 2009, YE 2009 and YE 2011 EPS guidance and drivers of EPS growth; its projected 2009 revenues for the company, for each business segment, for certain products, including Myozyme, Fabrazyme, Cerezyme, Renagel/Renvela, and Mozobil, and all other revenues, as well as the anticipated drivers of such revenue growth; the expected timing of receipt of regulatory approvals for alglucosidase alfa produced at the 2000L scale in the US and 4000L scale in the EU; its regulatory approval plans and timetables for existing products, including EU approval of Renvela, US approval of Renvela for use in CKD patients not on dialysis, EU approval of Mozobil, US approval of Synvisc-One, US and EU approval of Clolar for use in adult patients with AML, and US approval of alemtuzumab-MS; its plans and estimated timetables for new and next-generation product filings and approvals, including for mipomersen, Genz-112638, Prochymal, Ataluren, and APB; its projected 2009 non-GAAP gross margin, SG&A and R&D expenses as a percentage of revenues; its expected 2009 GAAP and non-GAAP tax rates; and its projected 2009 capital expenditures. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecasted. These risks and uncertainties include, among others: the ability of Genzyme and its collaboration partners to successfully complete preclinical and clinical development of new products, including mipomersen, Prochymal, Genz-112638, and Ataluren; Genzyme’s ability to expand the use of current and next-generation products in existing and new indications, including Renvela, Synvisc-ONE, Mozobil, Clolar, alemtuzumab-MS and the APB;

Genzyme’s ability to obtain and maintain regulatory approvals for products and manufacturing facilities, including alglucosidase alfa produced at the 2000L and 4000L scales and the timing of receipt of such approvals; Genzyme’s ability to manufacture products and product candidates in a timely and cost effective manner and in sufficient quantities to meet demand; Genzyme’s ability to maintain and enforce intellectual property rights; Genzyme’s ability to successfully identify and market to new patients; the scope of third-party reimbursement coverage for Genzyme’s products and services; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Genzyme’s Quarterly Report on Form 10-Q for the period ended September 30, 2008. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of today’s date and Genzyme undertakes no obligation to update or revise the statements.

Genzyme®, Myozyme®, Fabrazyme®, Cerezyme®, Renagel®, Renvela®, Synvisc®, and Clolar® are registered trademarks and Mozobil™, Synvisc-One™ and Lumizyme™ are trademarks of Genzyme Corporation or its subsidiaries.  Prochymal™ is a trademark of Osiris Therapeutics Inc.  All rights reserved.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.

Conference Call Information

Genzyme will host a conference call today at 11:00 a.m. Eastern.   To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.”  A replay of this call will be available by dialing 402-998-1342.  This call will also be Webcast live on the investor events section of www.genzyme.com.  Replays of the call and the Webcast will be available until midnight on February 18, 2009.

Upcoming Events

Genzyme will host a conference call on April 22 at 11: 00 a.m. Eastern to discuss financial results for the first quarter of 2009.  To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.”  A replay of this call will be available by dialing 402-998-1342.  This call will also be Webcast live on the investor events section of www.genzyme.com.  Replays of the call and the Webcast will be available until midnight on April 29, 2009.

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GENZYME CORPORATION (GENZ)

Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Total revenues	$1,173,560	$1,036,758	$4,605,039	$3,813,519

Operating costs and expenses:
Cost of products and services sold	290,711	262,657	1,148,562	927,330
Selling, general and administrative	341,329	308,377	1,338,190	1,187,184
Research and development	358,430	197,323	1,308,330	737,685
Amortization of intangibles	59,884	51,804	226,442	201,105
Charge for impaired assets	2,036	—	2,036	—
Purchase of in-process research and development	—	106,350	—	106,350
Total operating costs and expenses	1,052,390	926,511	4,023,560	3,159,654
Operating income	121,170	110,247	581,479	653,865

Other income (expenses):
Equity in income of equity method investments	13	8,489	201	7,398
Minority interest	625	—	2,217	3,932
Gain (loss) on investments in equity securities, net	861	(969)	(3,340)	13,067
Other	(1,021)	(747)	(1,861)	(637)
Investment income	11,245	18,509	51,260	70,196
Interest expense	(822)	(2,864)	(4,418)	(12,147)
Total other income (expenses)	10,901	22,418	44,059	81,809
Income before income taxes	132,071	132,665	625,538	735,674
Provision for income taxes	(45,421)	(53,766)	(204,457)	(255,481)
Net income	$86,650	$78,899	$421,081	$480,193

Net income per share:
Basic	$0.32	$0.30	$1.57	$1.82

Diluted (1)	$0.31	$0.29	$1.50	$1.74

Weighted average shares outstanding:
Basic	270,658	265,418	268,490	263,895

Diluted (1)	284,338	283,374	285,595	280,767

All amounts herein are presented in accordance with GAAP and are provided for quantitative analysis only and should be read in conjunction with the text of the Earnings Release. In addition, Genzyme believes that certain non-GAAP financial measures, when considered together with the GAAP figures, can enhance the overall understanding of Genzyme’s past financial performance and its prospects for the future. Please refer to our GAAP to Non-GAAP Reconciliations attached to the Earnings Releases for the above respective periods, which are included in the Investors section of our website at www.genzyme.com. The non-GAAP financial measures are provided with the intent of providing investors with a more complete understanding of the trends underlying our operating results and financial position and are among the primary indicators Genzyme management uses for planning and forecasting purposes and measuring the company’s performance.

Please refer to our Form 10-Q’s and Form 10-K’s for an in-depth discussion and analysis of our results of operations and financial position and for detailed information regarding specific material transactions in a particular period.

(1)          In accordance with EITF 04-8, the shares issuable upon conversion of our $690.0 million in principal of 1.25% convertible senior notes are included in diluted weighted average shares outstanding for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive. The notes were redeemed for primarily cash on December 1, 2008. Accordingly, interest and debt fees related to these notes of $1.3 million and $1.9 million, net of tax, for the three months ended December 31, 2008 and 2007, respectively, and $6.9 million and $7.5 million, net of tax, for the years ended December 31, 2008 and 2007, respectively, have been added back to net income. Approximately 6.4 million shares and 8.9 million shares issuable upon conversion of these notes prior to redemption have been included in diluted weighted average shares outstanding for the three months ended and the year ended December 31, 2008, respectively. Approximately 9.7 million shares issuable upon conversion of these notes have been included in diluted weighted average shares outstanding for the same periods of 2007.

GENZYME CORPORATION (GENZ)
Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	December 31,	December 31,
	2008	2007

Cash and all marketable securities	$973,775	$1,460,394
Other current assets	1,852,220	1,661,740
Property, plant and equipment, net	2,306,567	1,968,402
Intangibles, net (1)	3,285,298	2,959,480
Other noncurrent assets	518,764	251,725
Total assets	$8,936,624	$8,301,741

Current liabilities	$914,265	$1,502,406
Noncurrent liabilities (1)	687,163	186,398
Stockholders’ equity	7,335,196	6,612,937
Total liabilities and stockholders’ equity	$8,936,624	$8,301,741

(1)     Effective January 1, 2008, in connection with the restructuring of BioMarin/Genzyme LLC, our joint venture with BioMarin Pharmaceutical Inc., we licensed certain rights to commercialize Aldurazyme from the joint venture and began consolidating the results of the joint venture at fair value in accordance with FIN 46R.  As of December 31, 2008, intangibles, net, and noncurrent liabilities each include a net $456,475K for the fair values associated with the joint venture’s manufacturing and commercialization rights to Aldurazyme. Excluding these rights, the fair value of the assets and liabilities of the joint venture as of December 31, 2008 was not significant.

Genzyme Corporation (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

						Q4-08 vs. Q4-07
	Q4-07	Q1-08	Q2-08	Q3-08	Q4-08	% B/(W)	FY 2006	FY 2007	FY 2008
Total revenues:
Genetic Diseases
Cerezyme	$300,312	$304,303	$319,360	$309,280	$306,034	2%	$1,007,036	$1,133,153	$1,238,977
Fabrazyme	114,661	116,475	126,608	125,619	125,558	10%	359,274	424,284	494,260
Myozyme	62,496	67,324	77,222	76,663	74,967	20%	59,238	200,728	296,176
Aldurazyme	—	37,015	38,834	38,236	37,579		—	—	151,664
Other Genetic Diseases	7,289	9,772	10,437	11,367	14,039	93%	410	8,314	45,615
Total Genetic Diseases product and service revenue	484,758	534,889	572,461	561,165	558,177	15%	1,425,958	1,766,479	2,226,692
R&D Revenue	5	—	—	—	—		1,000	1,059	—
Total Genetic Diseases	484,763	534,889	572,461	561,165	558,177	15%	1,426,958	1,767,538	2,226,692

Cardiometabolic and Renal
Renagel and Renvela (including Sevelamer)	166,173	168,694	168,567	170,992	169,476	2%	515,119	602,670	677,729
Hectorol	29,855	29,076	30,852	33,825	34,400	15%	93,360	115,708	128,153
Subtotal	196,028	197,770	199,419	204,817	203,876	4%	608,479	718,378	805,882
Thyrogen	30,881	33,785	39,448	38,153	37,062	20%	93,687	113,587	148,448
Other Cardiometabolic and Renal	92	251	333	573	496	>100%	—	103	1,653
Total Cardiometabolic and Renal product and service revenue	227,001	231,806	239,200	243,543	241,434	6%	702,166	832,068	955,983
R&D revenue	102	32	85	56	27	(74)%	2,142	1,200	200
Total Cardiometabolic and Renal	227,103	231,838	239,285	243,599	241,461	6%	704,308	833,268	956,183

Biosurgery
Synvisc	62,685	56,142	70,927	67,513	68,512	9%	233,858	242,319	263,094
Sepra products	29,746	30,604	34,780	33,001	35,278	19%	85,338	104,318	133,663
Other Biosurgery	21,122	24,313	24,690	21,787	20,908	(1)%	67,480	74,673	91,698
Total Biosurgery product and service revenue	113,553	111,059	130,397	122,301	124,698	10%	386,676	421,310	488,455
R&D revenue	666	603	818	661	563	(15)%	893	5,337	2,645
Total Biosurgery	114,219	111,662	131,215	122,962	125,261	10%	387,569	426,647	491,100

Hematologic Oncology
Total Hematologic Oncology product and service revenue	21,628	22,691	26,443	26,328	27,437	27%	49,179	69,927	102,899
R&D revenue	1,216	1,189	1,903	2,292	9,055	>100%	8,097	7,006	14,439
Total Hematologic Oncology	22,844	23,880	28,346	28,620	36,492	60%	57,276	76,933	117,338

Other
Genetic/Diagnostics product and service revenue	108,872	114,748	116,863	121,163	124,840	15%	355,866	410,917	477,614
Transplant product and service revenue	47,424	45,930	47,763	47,784	50,723	7%	155,966	174,826	192,200
Other product and service revenue	27,981	31,009	29,296	28,598	30,252	8%	93,716	108,577	119,155
Total Other product and service revenue	184,277	191,687	193,922	197,545	205,815	12%	605,548	694,320	788,969
R&D revenue	3,552	6,105	5,905	6,393	6,354	79%	5,354	14,813	24,757
Total Other	187,829	197,792	199,827	203,938	212,169	13%	610,902	709,133	813,726

Total revenues	$1,036,758	$1,100,061	$1,171,134	$1,160,284	$1,173,560	13%	$3,187,013	$3,813,519	$4,605,039

All amounts herein are presented in accordance with GAAP and are provided for quantitative analysis only and should be read in conjunction with the text of the Earnings Release and our audited financial statements filed with the Securities and Exchange Commission.  Please refer to our Form 10-Q’s and Form 10-K’s for an in-depth discussion and analysis of our results of operations and financial position and for detailed information regarding specific material transactions in a particular period.

GENZYME CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

For the Three Months Ended December 31, 2008

(Amounts in thousands, except percentage and per share data)

			(1)
			Dilution	(2)
			Due to	Validation/	(3)
			Common Stock	Inventory	License		FAS 123R	GAAP
	NON-GAAP		Equivalents	Write-offs	Fee	Amortization	Expense	As Reported

Income Statement Classification:

Total revenues		$1,173,560							$1,173,560

Cost of products and services sold		$(270,293)		$(12,614)			$(7,804)		$(290,711)
Gross margin	77%	$903,267		$(12,614)			$(7,804)	75%	$882,849

Selling, general and administrative		$(317,599)					$(23,730)		$(341,329)

Research and development		$(188,040)		$(11,039)	$(146,000)		$(13,351)		$(358,430)

Amortization of intangibles		$—				$(59,884)			$(59,884)

Charge for impaired asset		$(2,036)							$(2,036)

Equity in income (loss) of equity method investments		$13							$13

Minority interest		$625							$625

Gains (losses) on investments in equity securities		$861							$861

Other		$(1,021)							$(1,021)

Investment income		$11,245							$11,245

Interest expense		$(822)							$(822)

Summary:

Income (loss) before income taxes		$406,493	$—	$(23,653)	$(146,000)	$(59,884)	$(44,885)		$132,071

(Provision for) benefit from income taxes	29%	$(118,006)	$—	$5,724	$52,401	$1,116	$13,344	34%	$(45,421)

Net income (loss)		$288,487	$—	$(17,929)	$(93,599)	$(58,768)	$(31,541)		$86,650

Net income (loss) per share:
Basic		$1.07	$—	$(0.07)	$(0.35)	$(0.22)	$(0.12)		$0.32

Diluted (1)		$1.04	$(0.02)	$(0.06)	$(0.33)	$(0.21)	$(0.11)		$0.31

Weighted average shares outstanding:
Basic		270,658							270,658

Diluted (1)		277,928	6,410						284,338

GENZYME CORPORATION

RECONCILIATION OF GAAP to NON-GAAP CASH GENERATED

For the Three Months Ended December 31, 2008

(Amounts in thousands)

Non-GAAP Net Income	$288,487

Depreciation, net of tax	24,684

Proceeds from the issuance of common stock	24,150

Non-GAAP Cash Generated	$337,321

Notes:

The amounts above represent the Non-GAAP operations and financial position of Genzyme Corporation for the three months ended December 31, 2008.  Genzyme believes that certain non-GAAP financial measures, when considered together with the GAAP figures, can enhance the overall understanding of Genzyme’s past financial performance and its prospects for the future.  The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of the trends underlying our operating results and financial position and are among the primary indicators Genzyme management uses for planning and forecasting purposes and measuring the company’s performance.  Such non-GAAP financial measures should not be considered in isolation or used as a substitute for GAAP.

(1)  GAAP As-Reported diluted earnings per share and diluted weighted average shares outstanding reflect the adoption of EITF 04-8. In accordance with the provisions of EITF 04-8, interest and debt fees related to our 1.25% convertible senior notes of $1,257K, net of tax, have been added back to net income and approximately 6,410K shares have been added to diluted weighted average shares outstanding for purposes of computing GAAP As-Reported diluted earnings per share.

(2)  Represents the write-off of inventory associated with partial production runs $(12,614)K and validation costs associated with our Belgium facility $(11,039)K.

(3)  Represents an up-front expense for the license or purchase of certain intellectual property and technology, of which $(130,000)K relates to our collaboration with Osiris Therapeutics, Inc.; and $(10,000)K and $(6,000)K each relate to transactions with two other third parties.

GENZYME CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

Year to Date as of December 31, 2008

(Amounts in thousands, except percentage and per share data)

			Dilution
			Due to	Validation/
			Common Stock	Inventory	Strategic Equity	Gain (Loss) on	License		FAS 123R	GAAP
	NON-GAAP		Equivalents	Write-offs	Investment	Investments	Fees	Amortization	Expense	As Reported
Income Statement Classification:

Total revenues		$4,605,039									$4,605,039

Cost of products and services sold		$(1,108,393)		$(12,614)					$(27,555)		$(1,148,562)
Gross margin	76%	$3,496,646		$(12,614)					$(27,555)	75%	$3,456,477

Selling, general and administrative		$(1,235,445)							$(102,745)		$(1,338,190)

Research and development		$(749,718)		$(11,039)	$(69,900)		$(421,000)		$(56,673)		$(1,308,330)

Amortization of intangibles		$—						$(226,442)			$(226,442)

Charge for impaired assets		$(2,036)									$(2,036)

Equity in income (loss) of equity method investments		$201									$201

Minority interest		$2,217									$2,217

Gains (losses) on investments in equity securities		$1,913				$(5,253)					$(3,340)

Other		$(1,861)									$(1,861)

Investment income		$51,260									$51,260

Interest Expense		$(4,418)									$(4,418)

Summary:

Income (loss) before income taxes		$1,558,759	$—	$(23,653)	$(69,900)	$(5,253)	$(421,000)	$(226,442)	$(186,973)		$625,538

(Provision for) benefit from income taxes	29%	$(451,038)	$—	$5,724	$13,428	$390	$94,900	$75,399	$56,740	33%	$(204,457)

Net income (loss)		$1,107,721	$—	$(17,929)	$(56,472)	$(4,863)	$(326,100)	$(151,043)	$(130,233)		$421,081

Net income (loss) per share:
Basic		$4.12	$—	$(0.07)	$(0.21)	$0.02	$(1.21)	$(0.56)	$(0.50)		$1.57

Diluted (1)		$4.00	$(0.11)	$(0.06)	$(0.20)	$(0.01)	$(1.14)	$(0.53)	$(0.45)		$1.50

Weighted average shares outstanding:
Basic		268,490									268,490

Diluted (1)		276,744	8,851								285,595

GENZYME CORPORATION

RECONCILIATION OF GAAP to NON-GAAP CASH GENERATED

For the Year Ended December 31, 2008

(Amounts in thousands)

	Q1-08	Q2-08	Q3-08	Q4-08	2008

Non-GAAP Net Income	$260,895	$268,546	$289,793	$288,487	$1,107,721

Depreciation, net of tax	22,500	23,286	23,881	24,684	94,351

Proceeds from the issuance of common stock	90,243	36,765	167,595	24,150	318,753

Non-GAAP Cash Generated	$373,638	$328,597	$481,269	$337,321	$1,520,825

Notes:

The amounts above represent the Non-GAAP operations and financial position of Genzyme Corporation in 2008.  A reconciliation of GAAP to Non-GAAP net income for each quarter is available in the investors section at www.genzyme.com.  Genzyme believes that certain non-GAAP financial measures, when considered together with the GAAP figures, can enhance the overall understanding of Genzyme’s past financial performance and its prospects for the future.  The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of the trends underlying our operating results and financial position and are among the primary indicators Genzyme management uses for planning and forecasting purposes and measuring the company’s performance.  Such non-GAAP financial measures should not be considered in isolation or used as a substitute for GAAP.

(1)  GAAP As-Reported diluted earnings per share and diluted weighted average shares outstanding reflect the adoption of EITF 04-8. In accordance with the provisions of EITF 04-8, interest and debt fees related to our 1.25% convertible senior notes of $6,915K, net of tax, have been added back to net income and approximately 8,851K shares have been added to diluted weighted average shares outstanding for purposes of computing GAAP As-Reported diluted earnings per share.

GENZYME 2009 GUIDANCE

	2009 Guidance
DESCRIPTION	Ranges
Genetic Diseases	$2,465	$2,525

Cardiometabolic and Renal	1,035	1,065

Biosurgery	540	570

Hematologic Oncology	185	210

Other	1,020	1,075
TOTAL REVENUE	$5,200	$5,400

*GROSS MARGIN	approx.	75%

*SG&A	approx.	26%
*R&D	approx.	16%
Net Interest / Other	approx.	30

TAX RATE - GAAP	approx.	30%
*TAX RATE - NON-GAAP	approx.	29%

GAAP EPS	approx.	$3.50
AMORTIZATION	approx.	$0.70
FAS123R EXPENSE	approx.	$0.50
*NON-GAAP EPS		$4.70

WTD AVERAGE DILUTED SHARES O/S	280	282

CAPITAL EXPENDITURES	$600	$650

This financial guidance, which is provided as part of a press release dated February 11, 2009, is subject to all of the qualifications and limitations described therein.  Actual results may differ from these forward-looking statements due to the numerous factors described in the press release.

*Non-GAAP excludes the impact of amortization, one-time events and FAS123R expense.

SELECT PRODUCT GUIDANCE:
Cerezyme	$1,250	$1,275
Fabrazyme	560	570
Myozyme	430	440
Mozobil	40	50
Renagel/Renvela	725	735